Exhibit 99.1

ADM Announces Election of New Board Member, Declares Dividend

Former Corteva CEO Jim Collins to join Board of Directors, Further Deepening Strategic and Sustainability Leadership and Experience

CHICAGO, Aug. 3, 2022—ADM (NYSE: ADM), a global leader in sustainable agriculture and nutrition, today announced that its Board of Directors has elected Jim Collins, former CEO of Corteva, to the Board.

“Our Board’s deep and diverse experience and leadership have been critical as we’ve transformed ADM into a global leader meeting growing needs in food security, health and well-being, and sustainability,” said Chairman and CEO Juan Luciano. “Jim will make a tremendous addition to that team. He brings to ADM a wealth of expertise in innovation and global agriculture, a strong commitment to diversity and inclusion, and a keen understanding of how to support farmers as we work together to improve the sustainability of our agriculture and nutrition value chains. His experience leading a global Fortune 200 company will make him a valuable partner as we continue to build a better ADM and align our portfolio to meet needs in growing global trend areas.”

From 2019 to 2021, Collins was CEO and a member of the board of Corteva Agriscience, a Fortune 200 agricultural and seed company with 22,000 employees around the globe. During that time, he spearheaded a comprehensive array of initiatives to enhance sustainability, with a strong focus on helping farmers lead with new practices and innovations. Prior to that, he served in a variety of leadership positions in the agriculture business at Corteva’s predecessors, DowDuPont and DuPont.

Collins served on the board of CropLife International, the advisory board for the University of Delaware’s Alfred Lerner College of Business & Economics, and the board of trustees of the Hagley Museum and Library. He also was a member of the US China Business Council, and the Business Roundtable, where he served on the Special Committee on Equity and Racial Justice and the Climate Policy and Trade Committees. He currently serves on the University of Tennessee Lone Oaks Farm Advisory Council and the Board of Trustees of Longwood Botanical Gardens.

Cash Dividend Declared

In addition, ADM’s Board of Directors declared a cash dividend of 40.0 cents per share on the company’s common stock. The dividend is payable on Sept. 7, 2022, to shareholders of record on Aug. 17, 2022. This is ADM’s 363rd consecutive quarterly payment, a record of more than 90 years of uninterrupted dividends. As of June 30, 2022, there were 560,558,773 shares of ADM common stock outstanding.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products. We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate release

Source: ADM

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